AGREEEMENT

BETWEEN:	LA SOCIETE 421 PRODUCTIONS, anonymous
Partnership and legal person lawfully established under Belgian law, having its headquarters at 479 avenue Louise in Brussels, represented by its Chief Executive, Mr. Henri Leconte.

(hereinafter designated as “PRODUCTIONS”.)

AND:

XL GENERATION AG, legal person lawfully established under Swiss law, having its headquarters at 32 Sumfpstrasse, Zug, Switzerland, represented by Alain Lemieux, its president, duly authorized under the present as declared by signing this agreement;

(hereinafter designated as “XLG”.)

IT HAS BEEEN PREVIOUSLY EXPOSED WHAT FOLLOWS:

•
Mr. Henri Leconte ceded to PRODUCTIONS, the exclusivity in every country of the world for his professional and athletic involvements, notably the right to use his name and image for marketing and publicity purposes.

•	XLG has developed a patented technology in synthetic sport flooring used notably for the practice of tennis but as well for other sports such as football and rugby. (the “PRODUCTS”).

•
PRODUCTIONS has assured XLG that it could help it to promote and market the synthetic sport flooring to tennis courts(hereinafter designated as “Tennis Product”) by using the name and image of Henri Leconte in his quality as a professional athlete.

•
It is in these conditions that XLG proposed to PRODUCTIONS to enter in agreement with the latter to use, exclusively, the name and image of Henri Leconte in his quality as a professional athlete, for usage towards the promotion and marketing of the tennis product (synthetic sport flooring).

•
As well, it has been proposed to Mr. Henri Leconte to intervene in the capacity of a negotiator to initiate and promote the marketing of the Tennis Product amongst all natural and legal persons, following the conditions and modalities foreseen hereinafter.

THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS:

1.	DEFINITIONS

1.1	Rights Ceded: The reproductions rights of the juridical personality by printing press, photography, and any other known or unknown technical means to this day.
1.2	Exploitation: Usage and exclusive exploitation , marketing, or promotional material.
1.3
Material: Any marketing and/or promotional material concerning the Tennis Product, patented technologies, or benefiting of an intellectual property for synthetic sport flooring used for tennis courts excluding any other usages.

1.4
Personality: The name, person, and image of Mr. Henri Leconte, ceded originally to PRODUCTIONS, Intervener, as es quality representative of any and/or all attributes of the personality of Henry Leconte.

1.5
Prestation concerned: Usage of the name, image of the player Mr. Henri Leconte, as well as the Intervention of Mr. Henri Leconte via PRODUCTIONS in his capacity as intermediary and negotiator in the commercialization of the Tennis Product.

1.6	Territory: The whole world.

2.	OBJECT AND REMUNERATION

2.1 Subject to the terms and conditions established hereinafter, the present agreement purposely entails on a double account to Mr. Henri Leconte via PRODUCTIONS to be aware that:

2.1.1.	Regarding the Rights Ceded, the usage of the image of Mr. Henri Leconte to promote and commercialize the Tennis Product against a remuneration convened hereinafter;

2.1.2.
The personal intervention of Mr. Henri Leconte via PRODUCTIONS in the negotiation and commercialization of the Tennis Product amongst any persons, against a sales commission, distinct from the remuneration foreseen in 2.1.1, convened hereinafter;

2.1.3.	The parties recognize that these are two separate agreements, the termination or cancellation of one will not automatically bring forth the termination or cancellation of the other.

3.	USAGE OF THE NAME AND IMAGE OF MR.HENRI LECONTE

3.1	PRODUCTIONS commit itself in providing, to XLG, under the conditions of exclusivity defined hereinafter for the Territory, the prestation of Mr. Henri Leconte:

•
For the takings of photographic shots necessary to the usage of the name and image of Mr. Henri Leconte and to the promotion of the concerned prestation accordingly to a concerted choice and following an agreement between parties.

•	For any other promotional, marketing or press event required by XLG or by any of its manufacturers or distributors where the presence of Mr. Henri Leconte would be desired.

3.2
The takings of photographic shots will take place on the day and hour arranged by agreement between parties unless XLG acquires directly from a photographic agency designated by Mr. Henri Leconte the foresaid rights of usage and exploitation of the photographic shots for the reproduction of the image of Mr. Henri Leconte.

3.3
The usage of the name and image of Mr. Henri Leconte will be permitted towards any publicity, promotion, marketing of any sort whether it includes the website of XLG, manufacturers or distributors authorized by XLG, solely and exclusively for towards the promotion and commercialization of the Tennis Product.

3.4	The entirety of the material using the name and image of Mr. Henri Leconte shall require the latter’s for approval before any use, which can be upheld only under reasonable circumstances.

3.5
PRODUCTION assures XLG of the availability and agreement from Mr. Henri Leconte towards participating to exhibition games or tournaments, within any places in the Territory, for a distinct remuneration to those mentioned in the said agreement

.

3.5.1.
The games or tournament will be fixed upon mutual agreement bearing in consideration the professional and/or personal availability of Mr. Henri Leconte and following a previously agreed calendar within at least six (6) weeks prior to the occurring of the said activities.

3.5.2.
XLG will take financial responsibility of the travel expenses, including local transfers and stays of Mr. Henri Leconte and two accompanying individuals at the latter’s discretion but still requiring the approval from XLG which can be upheld only under reasonable circumstances.

3.5.3.
XLG reserves itself the right to demand a budget of expenses before any events or tournament and XLG reserves itself the right, without any justification, to decline the presence of Mr. Henri Leconte towards any games or tournaments.

3.5.3.1.	All air transportation shall be done in Business class.

3.5.3.2.	Hotel accommodation shall in 4 Star Hotels, including full board, as recognized by international standards.

3.5.3.3.	All motorized transportation shall be with a chauffeur and with a luxury vehicle.

3.5.3.4.	All train transportation shall be done in first class.

3.6.
Depending on the availability of Mr. Henri Leconte, whenever his presence shall be required by XLG, a manufacturer of XL or a distributor with the exception of exhibition games and tournament, no remuneration shall be me made to PRODUCTIONS or to Mr. Henri Leconte except those mentioned in par. 3.5.3.1 to 3.5.3.4.

3.7.
XLG commits itself to pay to Mr. Henri Leconte a sum of 1 euro for every meter square of Tennis product sold and paid across the Territory against the rights for XLG, the manufacturers , the distributors and authorized agents to use the image and name of Mr. Henri Leconte towards the promotion of the Tennis product.

4.	MR. HENRI LECONTE VIA PRODUCTIONS ACTINGS A NEGOTIATOR AND INTERVENANT IN THE CONTEXT OF THE SELLING OF THE TENNIS PRODUCT

4.1
Without creating any obligations for Mr. Henri Leconte and PRODUCTIONS, the two parties commit, under their best efforts, to initiate and promote the selling of the Tennis Product, precisely in the following places, notably France, Benelux, Poland, Italy, Bulgaria, Morocco, the United Kingdom, within the European Union, and the Middle East. The parties shall not be limited to any given region and may proceed towards endeavors and completions of sales within the Territory.

4.2
XLG shall be obliged to advise all manufacturers and distributors located within the Territory of the existence of the present agreement and of their respective obligations towards Mr. Henri Leconte regarding the payments of royalties. These persons shall be advised of their possible required collaboration with PRODUCTIONS or Mr. Henri Leconte in the purpose for selling to a specific client.

4.3
For any sales initiated and rendered by Mr. Henri Leconte for which he would have had an active function in the negotiations, PRODUCTIONS shall be paid a royalty of 5 euros for every square meter sold.

4.4
The royalty shall be payable by the distributor or the responsible intermediary for sales. In addition, every earned royalty and payable to PRODUCTIONS is, by the present agreement, is guaranteed by XLG.

5.	PAYMENTS METHOD FOR FEES AND ROYALTIES

5.1
The fees and royalties foreseen in the Image and Sales section shall be payable 4 times per year notably on the 15th of April, 15th of August, 15th of October and 15th of February for the respective periods of the 31st of March, 31st of July, 30th of September and 31st of December.

5.2
XLG shall send a report with all the figures containing both the global sales of the Tennis product for the given period (Image section) and the details of the sales for which PRODUCTIONS is entitled to a royalty. (Commission Section)

5.3
Nothing in this agreement forbids Mr. Henri Leconte or PRODUCTIONS to associate itself with other Tennis professionals as long as Mr. Henri Leconte will be responsible for any royalties to be paid to his associates.

5.4
PRODUCTIONS shall have the right to retain the services of accounting professionals to verify the periodic reports from XLG. This professional shall solely have access to XLG’s Gross Revenues with regards to the section on Image and Sales.

5.5
The purpose of the accounting verification is solely to insure the accuracy of the financials metrics inscribed on the sales reports of Tennis products beneficial to PRODUCTIONS. The designated auditor by PRODUCTIONS shall be obliged to sign a letter of confidentiality over all financial information that it will have access to.

5.6
The auditing shall occur at the will of PRODUCTIONS and will require a written notice before the end of the calendar year following the previous period ending on 31st of December. PRODUCTIONS will have to send a written request allowing a reasonable delay for the auditing which must occur within regular office hours.

5.7	Royalties pertaining to Mr. Henri Leconte’s participation in the commercialization of the Tennis product shall be exigible at the time when the client shall pay the Tennis product.

5.8
Any royalty foreseen in section 2 and 3 is deemed awarded when the selling price of the Tennis product has been paid by the client or when any other financial arrangements have been made with the client.

6.	TECHNICAL CONSULTATIONS

6.1
During the life of this agreement, XLG shall be entitled to request from PRODUCTIONS to provide the services of Mr. Henri Leconte, depending on his availability, as an Expert Intervenant and as Technical Consultant in the fields of Tennis, in order to develop and optimize the Tennis product.

6.2	Nor PRODUCTIONS, nor Mr. Henri Leconte will be able to refuse, without reasonable motives, their intervention in the context of the present section 6.

6.3
In matters of expertise, were Mr. Henri Leconte to accept to participate, such involvement would have to be for a minimum of 3 days for a total amount of twenty thousand (20 000) Euros, without tax, and for a maximum of 5 days for a total of twenty-eight thousand Euros (28 000) Euros, without tax.

7.	LENGTH AND RESILIATION

Image Section

7.1
The “Image” section of the present agreement is for a period of 5 years ending on the 30th of June 2010 except in case of an anticipated resiliation reached by common agreements between parties or by judicial recourse or by the disposition of the present agreement.

7.2
At the end of this delay, there will be neither continuation nor automatic renewal but parties shall be able to negotiate a new agreement; however nothing in this agreement provides vested rights towards the renewal of the present agreement.

7.3
At the end of the present agreement, including any new agreements or possible renewal, XLG commits to withdraw, within 15 days from the expiry date of the agreement, from its website any reference to the image of Mr. Henri Leconte. Additionally, XLG shall have a period of 2 months to dispose and withdraw from the market its marketing inventory. At the expiry of this 2 months delay, any kind of publicity, relative to the image of Mr. Henri Leconte, will be withdrawn from the market and/or destroyed.

Promotion and Sales Section

7.4	With regards to the “Promotion and Sales Section” , the present agreement shall be effective for an indefinite period since no exclusivity has been awarded to Mr. Henri Leconte.

7.5	Mr. Henri Leconte shall be able to resiliate the present agreement with regards to the royalty by a 30 days in advance written notice, with no need of reasonable motives.

7.6
XLG will only be able to resiliate the present agreement only if, clearly and even though there is no obligations on his behalf to sell Tennis product, Mr. Henri Leconte makes no efforts to search for potential buyers and to conclude sales. However, considering the notoriety of Mr. Henri Leconte, XLG cannot request him to modify his career to become a full-time sales representative of XLG. XLG shall take these matters into consideration when evaluating efforts of Mr. Henri Leconte, since the latter desires punctually to conclude sales of the Tennis product.

7.7
At the end of the present agreement, each party commit themselves to recognize and accept not to claim any amounts or damages of any sorts whether resulting from the ending, resiliation, or expiry of the present agreement. Therefore, without imposing any limits to the reach of foreseen sections, nothing in the present agreement authorizes a party to claim to the other any amounts for damages or loss of earnings regarding the development of sales, contacts, clients, or forgone and/or future business opportunities due to the ending or expiry of any of the sections described in Section 7 of the present agreement.

7.8
Furthermore, nothing in this document must be understood as prohibiting a party, notably Mr. Henri Leconte, to claim, even after the expiry of this agreement, any amounts caused by the ending date and pertaining to the realized sales not yet paid, at the date of the ending, of the Tennis product, whether for the “Image section” or the “Royalty”.

Other cases of resiliation

7.9
The present agreement can be the subject of resiliation by PRODUCTIONS, de plano and with immediate effect, without indemnity from all parties, and without requiring any judicial formalities, solely by sending a written notice as registered mail with proof of reception:

7.9.1
in case of violation by XLG of the present agreement obligations’, and only if the violation hasn’t been rectified within a period of 15 working days of the receipt of the registered mail or of the formal notice to remedy the situation or the violation or in case of renewal of the same violation or default being the object of the formal notice within six (6) of the default of or of the precedent violation;

7.9.2
in case of denial or defamation from XLG against Mr. Henri Leconte or its activities as well in cases where XLG would pose an act that would damage the reputation, prestige or notoriety of Mr. Henri Leconte;

7.9.3
in case of resiliation for any motives in either subsection 7.9.1 or 7.9.2, XLG will cease immediately to use the Material and shall ask distributors, manufacturers, or other agents to return the Material or to destroy it, within a maximum delay of ten working (10) days starting from the notification of the resiliation.

7.9.4
However, at no time shall XLG be responsible for acts, speeches, attitudes from third parties such as manufacturers, distributors, and other agents in light of section 6.9. Furthermore, the parties shall see to themselves to take the necessary measures for any ceasing of default or violations foreseen in section 6.9 and perpetrated by third parties.

8. EXPLOITATION ET PROMOTION

8.1
XLG shall insure to the quality of the publicity and marketing materials and the aesthetics of catalogues, brochures, where are reproduced the name and image of Mr. Henri Leconte. The latter will be selected and designed in order not to damage in any possible ways the integrity of the image of Mr. Henri Leconte.

8.2	PRODUCTIONS shall retain an absolute veto right over the utilization that XLG wishes to make of the Material, if this utilization would pose damage to the elite athlete image of Mr. Henri Leconte.

8.3
In any case, XLG will maintain at the disposition of PRODUCTIONS the drafts of Material upon their availability and at the latest thirty (30) days before their usage. XLG shall inform PRODUCTIONS in order to allow it to control prior to the envisioned date for their usage as well as their execution and presentation according to aesthetics requirements and the good taste of the image of Mr. Henri Leconte.

9. PERSONAL AGREEMENT

9.1
The present agreement is intuitu personae. In no case, can it be ceded or transferred to a third party neither directly or indirectly in any possible ways without prior written authorization from PRODUCTIONS or Mr. Henri Leconte.

9.2	Section 8.1 does not apply in the context of corporate restructuring as long as XLG’s control is not modified.

9.3	PRODUCTIONS and Henri Leconte, with the present agreement, recognize and accept that section 8 does not apply as well if XLG registers to a stock exchange within the Territory.

Mr. Henri Leconte confirms having been advised that XLG is actually in negotiations to register directly or indirectly shares from its common stock at a stock exchange located in the Territory.

10. NON COMPETITION

10.1
Throughout the life of this present agreement, PRODUCTIONS commits itself and guarantees to XLG that Mr. Henri Leconte will not lend his contribution (image section, royalty section, technical consultation section) to other publicity campaigns or promotions related to the commercialization to similar products as the Tennis product. Moreover, PRODUCTIONS and Mr. Henri Leconte, commit themselves, under penalty of resiliation (as foreseen in section 7.9.1) not to sale directly or indirectly products that could be competitors to Tennis products.

11. GENERAL PROVISIONS

11.1
The parties convene that the present document contains the complete and entire wording of the agreement that took place between themselves with regards to its objects. The parties recognize that no other promises or representations have been made and that no other agreements, verbal or any other, took place between the parties, with regards to the objects of the contract. Consequently, the present agreement replaces and puts an end to any other prior agreements, representation or negotiation or proposition relative to the objects of the contract. No waiver, adjunction, or modification of the clauses of the agreement can bind the parties unless it is done in writing and duly signed by the parties or representatives of the parties.

11.2	The titles of the sections are used to facilitate the comprehension of the text, but are not part of the agreement.

11.3
In case part of the agreement, a section, a subsection, or a sub-subsection, for any reasons, would be declared null or invalid, it would not affect in any ways the validity of the other clauses of the agreement which will remain in effect as if the agreement had been signed without the invalid clauses.

11.4
The parties convene that Swiss law applies to the contract and it shall determine its application and interpretation. Any dispute with regards to the execution and interpretation of the present agreement or to its ending will be deferred to a Swiss court, being the only forum to receive and hear such case.

11.5
Default by one of the parties to request the strict accomplishment of any of the commitments in the present agreement or the complete respect to any conditions it establishes or the failure to exercise a right that is devolved to it from the agreement, cannot be understood as a renunciation or abandonment for the future to exercise this right, since in such circumstances, the commitment or the condition that hasn’t been fulfilled or respected, or the right that hasn’t been exercised, maintains its full force and effect.

11.6
The observation of the different clauses of the agreement remain subject to the restrictions imposed by any law or regulation of public order as well as any impediment stemming from superior force including wars, strikes, fires, or any other conditions outside the control of the parties, in which case the parties will have the right to resiliate the present agreement or to differ its execution.

11.7	The present agreement binds the parties as well as their heirs, legatees, assignees, and any other legal representatives and their beneficiaries.

11.8
The parties to this agreement declare having read all the conditions in the present agreement, that they understood all the modalities, that they have, if necessary, made examine the modalities of the present agreement by their legal counsel and that they consent to be bound by it.

11.9
No clause of this agreement can be understood as being a party like the representative, mandatory, employee or associate of the other party. It has been specifically recognized that no party can take commitments of any kind or enter obligations or debts that could bind the other party, without having received a written consent. As well, any commitments, obligations or debs undertaken or contracted by a party do not bind the other party unless given prior consent.

READ, APPROVED, READY FOR CONSENT

Henri Monsieur Henri Leconte	XL GENERATION AG
(Personnellement)

/s/ Henri Leconte	/s/ Alain Lemieux
Par H.E. Amb. Alain Lemieux
President & CEO

SOCIETE 421	CIBERNIA TRADING

/s/ Henri Leconte	/s/ Claudio Campagnolo
Henri Leconte	Claudio Campagnolo
President	President